Exhibit 16.1

July 11, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated on or about July 11, 2013, of ACNB Corporation and agree with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ParenteBeard LLC

ParenteBeard LLC Accountants & Business Advisors
Cherry Tree Corporate Center | 535 Route 38, Suite 400 | Cherry Hill, NJ 08002 | 856.330.8100 | 800.267.9405 | Fax 856.330.8199 | www.ParenteBeard.com